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                                     FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                    Securities Exchange Act of 1934, Section
                       17(a) of the Public Utility Holding
                     Company Act of 1935 or Section 30(f) of
                       the Investment Company Act of 1940

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           OMB Approval
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OMB Number:          3235-0104
Expires:    September 30, 1998
Estimated average burden
hours per response.........0.5
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(Print or Type Responses)
1. Name and Address of Reporting Person*

     TAYLOR, RONALD D.
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     (Last)          (First)          (Middle)

     C/O AMERICAN HOME MORTGAGE CORP.  12 E. 49TH STREET
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     (Street)

     NEW YORK, NEW YORK  10017
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     (City)          (State)           (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

SEPTEMBER 30, 1999

3. IRS or Social Security Number of Reporting Person
   (Voluntary)

4. Issuer name and Ticker or Trading Symbol

AMERICAN HOME MORTGAGE HOLDINGS, INC.; AHMH

5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

                 --  Director
                 --  10% Owner
                 /X/ Officer (give title below)
                 --  Other (specify below)

SR. VICE PRESIDENT, ELECTRONIC COMMERCE

6. If Amendment, Date of Original (Month/Day/Year)
N/A

7. Individual or Joint/Group Filing
   (Check applicable Line)

          /X/ Form Filed by One Reporting Person
              Form Filed by More than One Reporting Person

              Table I Non-Derivative Securities Beneficially Owned

1. Title of Security   2. Amount of    3. Ownership        4. Nature of Indirect
   (Instr. 4)             Securities      Form: Direct        Beneficial
                          Beneficially    (D) or Indirect     Ownership
                          Owned           (I) (Instr. 5)      (Instr. 5)
                          (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the  form is  filed  by more  than one  reporting  person,  see  Instruction
5(b)(v).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


              Table II-- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1. Title of      2. Date Exer-       3. Title and Amount of     4. Conver-   5. Owner-          6. Nature of
   Derivative       cisable and         Securities Underlying      sion or      ship Form         Indirect
   Security         Expiration          Derivative Security        Exercise     of Deriv-         Beneficial
   (Instr. 4)       Date                (Instr. 4)                 Price of     ative             Ownership
                    (Month/Day/Year)                               Deri-        Security:         (Instr. 5)
                                                                   vative       Direct (D) or
                                                                   Security     Indirect (I)
                                                                                (Instr. 5)


                 Date      Expira-   Title          Amount or
                 Exer-     tion                     Number of
                 cisable   Date                     Shares

NON-QUALIFIED    10/6/01   10/5/09   COMMON STOCK   25,000      $6.00        D
STOCK OPTIONS

NON-QUALIFIED    10/6/01             COMMON STOCK     (2)        (3)         D
STOCK OPTIONS(1)


Explanation of Responses:
(1) The options will vest one year from the date of the IPO, which will be September 30, 2000.
(2) The number of shares will be determined by the value of the common stock on 10/30/2000 when the options vest, and the aggregate value of the options granted on such date will be valued at $150,000.
(3) The exercise price will be equal to the market value of the common stock on the date that the options vest, which will be 10/30/2000.

**Intentional mistatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure

/s/ Ronald D. Taylor
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**Signature of Reporting Person

10/6/99
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Date